Exhibit 4.27

Investment Structure Term Sheet for Hotel101 in the Kingdom of Saudi Arabia

This Investment Structure Term Sheet for Hotel101 in the Kingdom of Saudi Arabia (hereinafter referred to as the “Term Sheet”), is made on 1/12/1446H (corresponding to 28/05/2025G) (the “Effective Date”), by and between:

1.	Hotel101 Global Pte. Ltd, private company limited by shares incorporated under the laws and regulation of Singapore, holding commercial registration number 202226411M dated 28 July 2022, having its registered address at: 20 Cecil Street, #04-03, PLUS Building, Singapore 049705 represented in this Term Sheet by Ms. Marriana Yulo in her capacity as CEO.

(hereinafter referred to as “Hotel101 Global”)

and

Horizon Business Solutions LLC, incorporated under the laws and regulation of Saudi Arabia, holding commercial registration number 4030543104 dated 01/30/2024, having its registered address at: 72G7, Juwayrih bint Al-Harith, 2770, Jeddah represented in this Term Sheet by Mr. Abdulrahman Sharbatly in his capacity as CEO.

(hereinafter referred to as “Horizon”)

(hereinafter Hotel101 Global and Horizon shall be referred to collectively as “Parties” or individually as a “Party”).

PREAMBLES

A.	WHEREAS, this Term Sheet summarizes the principal terms as agreed between the Parties for the proposed investment structure for one or more Hotel101 projects in the Kingdom of Saudi Arabia (the “Kingdom”) (the “Investment Structure”). The Investment Structure is intended to be formed between the Parties pursuant to Definitive Agreements (as defined below), which shall be separately and independently negotiated and agreed by the Parties to be executed following mutual agreement on the project scope and Investment Structure. The final terms shall be subject to negotiation and the completion of satisfactory documentation, including the execution of the Definitive Agreements. The Parties agree that the Shareholders’ Agreement (as part of the Definitive Agreements) shall, in good faith, reflect the intentions and key commercial terms outlined herein.

B.	WHEREAS, the Parties agree that this document sets out the principal terms and conditions, upon which the Parties are willing to enter into, provided that the Parties shall agree to sign a detailed and legally binding Shareholders Agreement in connection with the Investment Structure.

C.	NOW THEREAFTER, the Parties agree on the following binding terms and conditions as stipulated below:

#	CLAUSE	DESCRIPTION

1.	Intention	1.	the Parties intend to work together in good faith to identify and secure suitable sites, either through joint ventures with landowners or direct purchase for the development of Hotel101-branded properties and sale of Hotel101 units in the Kingdom of Saudi Arabia (the “Projects”).

		2.	The Parties have expressed interest in participating in a joint venture for the development and marketing of the Projects (the “JV”).

		3.	The Parties intend to create a main Joint Venture Company (“JV Company”), such JV Company may incorporate Special Purpose Vehicle (“SPV(s)”) subsidiaries.

		4.	The Parties intend to pursue the development of at least five (5) Hotel101 Projects in the Kingdom over a five (5)-year period, subject to feasibility and mutually agreed terms for each Project.

		5.	The Parties acknowledge Hotel101 Global’s long-term vision to develop up to ten (10) Hotel101-branded properties across the Kingdom, with a cumulative room count exceeding five thousand (5,000) rooms.

2.	Joint Venture Company	1.	The JV Company will be registered and incorporated under the laws of the Kingdom, such JV Company will be an entity that fits the objectives of this Term Sheet and shall be upon mutual agreement of the Parties.

		2.	The total share capital of the JV Company will be agreed based on the specific funding requirements required by the business plan and will be funded through the share capital (the “Share Capital”).

		3.	Each of the Parties will fund its pro rata portion of the Share Capital in accordance with the percentages set out below. The Share Capital will be determined and set forth in the Definitive Agreements, and will be distributed amongst the Parties as follows:

	#	Party	Percentage
	1	Hotel101 Global	70%
	2	Horizon Business Solutions	30%
	Total		100%

4.	Both Parties shall make capital contributions as and when needed, as mutually agreed.

1.	The SPVs shall be established in the Kingdom of Saudi Arabia for the purpose of owning and developing the Projects.

2.	Each SPV shall be held solely (100%) by the JV Company. Notwithstanding the aforementioned, the Parties may agree mutually (on a case by case basis) that a specific SPV may have a different shareholding structure.

3.	A separate entity (“operations company” or “OPCO”) shall be set up by the Parties to manage the operations of Hotel101 projects in Saudi. The OPCO shall earn the recurring revenue share in accordance with Hotel Management Agreement with owners of each Hotel101 unit.

5.	Each of the Parties will fund its pro rata portion of the Share Capital in accordance with the percentages set out below. The Share Capital will be determined and set forth in the Definitive Agreements, and will be distributed amongst the Parties as follows:

	SPV and Operations	#	Party	Percentage
3.	Company Structure	3	Hotel101 Global	80%
		4	Horizon Business Solutions	20%
		Total		100%

The initial Share Capital of the OPCO shall be USD 1,000,000.

The OPCO will have the requisite shareholder agreement(s) which will include among others a lock-up covering the shareholders for a period of ten (10) years from the start of commercial operations. After the lock-up period, there shall be a put and call option on the equity of Horizon in the OPCO. Hotel101 Global shall have a call option. Horizon shall have a put option. In both cases, the option price shall be the higher of (a) Horizon’s total cash investment amount in the OPCO or (b) an amount equal to 6x EBITDA of the OPCO based on the latest audited financial statements of the OPCO to be paid either in cash or with Hotel101 Global’s NASDAQ-listed shares (if applicable) solely at the option of Hotel101 Global.

		1.	The Parties shall undertake good faith efforts to complete the negotiations of and to finalize the definitive agreement set forth below and any other agreement required to achieve the objectives set out in the agreed between the Parties pursuant to and in line with the terms set out in this Term Sheet (the “Definitive Agreement(s)”):

			1.1	The Shareholders’ Agreement of the JV Company (“SHA”) to be entered into by and between the Parties to govern the establishment of the JV Company, process and relationship between the shareholders.

4.	Definitive Agreements		1.2	The Project-Level Agreement (or any contractual arrangement) entered between the JV Company and the SPV to govern the contractual relationship.

			1.3	The Articles of Association or Bylaws, in relationship to the incorporation as approved by the Ministry of Commerce (“MoC”).

		2.	The Parties intend to execute the SHA and complete the incorporation of the JV Company within ninety (90) days from the signing of this Term Sheet.

		3.	The Parties may also mutually agree to adjust the corporate structure if needed for tax, regulatory, or project-specific considerations.

5.	Condition Precedent1	1.	Prior to the incorporation of the of the JV Company, the Parties shall seek the approval of the Ministry of Investment (“MISA”) and issue the required MISA license.

		1.	The SHA shall contain:

			1.1	standard representation and warranties as to each Party’s capacity and authority to enter into the agreements,

			1.2	affirmation that the entry into the agreements does not violate any pre-existing agreement or undertaking, and

6.	Representation and Warranties		1.3	the covenant to provide the resources to carry out or provide the subject matter of the scope of the relevant agreement, and

			1.4	mechanisms for the mutual decision whether or not to pursue a specific project, it being clarified that neither Party shall be obligated to agree and/or consent to a specific project being brought to the SHA.

		2.

Notwithstanding the above, each Party hereby represents and warrants as follows: (i) it has the authority to execute and deliver this Term Sheet, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of other person whatsoever, (ii) there is no conflict of interest, legal, commercial, contractual or any other restriction, which precludes or might preclude it from entering into this Term Sheet or from fully performing the obligations pursuant to this Term Sheet, and (iii) the execution or the delivery of this Term Sheet is not prohibited by, or violates any provision of, and will not result in a breach of, any law, rule, regulation, agreement or document applicable to it.

7.	Exclusivity and Non-Compete	1.	The Parties hereby agree that for a period of two (2) years from the Effective Date, the discussions and negotiations associated with this Term Sheet shall be exclusive (the “Exclusivity Period”). During the Exclusivity Period, both Parties shall exclusively work together on identifying suitable sites for development and jointly define the investment structure for Hotel101 projects in the Kingdom of Saudi Arabia.

		2.	The Exclusivity Period shall be automatically extended for an additional two (2) years, provided that at least one (1) additional Hotel101 project is commenced during the initial Exclusivity Period and project terms are mutually agreed by the Parties.

8.	Obligations and Responsibility of the Parties	1.	The Parties hereby agree to the following obligations and responsibilities:

			1.1	Hotel101 Global shall lead the planning, design direction, procurement, branding, and operational setup of the Projects, and shall exclusively manage hotel operations after opening.

			1.2	Horizon Business Solutions shall support in obtaining local permits, regulatory approvals, and liaising with relevant government agencies, as well as marketing the Projects locally.

			1.3	The selection of contractors, consultants, and project managers shall be mutually agreed upon.

9.	Press Release	1.	The Parties shall jointly issue a press release announcing the partnership for Hotel101 in the Kingdom of Saudi Arabia upon the signing of this Term Sheet.

		2.	The content of the press release shall be mutually approved and coordinated by both Parties.

10.	Regulatory Approvals and Permits	1.	The Parties shall cooperate in securing all required licenses, permits, and approvals necessary for the Projects.

		2.	The Parties shall cooperate to ensure the timely completion of all permitting requirements.

11.	Corporate and Tax Structuring	The Parties shall jointly assess appropriate corporate and tax structuring options for the Projects. in the Kingdom of Saudi Arabia.

12.	Incentives and Deliverables	1.	The Parties shall cooperate to explore and secure applicable financial or regulatory incentives under the Kingdom of Saudi Arabia national or regional programs.

		2.	The Parties shall cooperate to explore and secure applicable local financing for the Projects.

		1.	This Term Sheet shall remain effective for the duration of the Exclusivity Period described in Clause 7, unless earlier terminated by either Party through written notice in any of the following cases:

13.	Term and Termination		1.1	The SHA is not executed and the JV Company is not incorporated within ninety (90) days from the signing of this Term Sheet (unless such period has been extended in writing by both Parties); or

			1.2	The other Party commits a material breach of this Term Sheet or ceases to engage in good faith discussions.

		2.	The period specified in sub-clause 1.1 may be extended by mutual written agreement of the Parties.

14.	Legally Binding Nature	This Term Sheet is intended to be legally binding upon execution by both Parties and shall govern the rights and obligations of the Parties during the interim period prior to the execution of the Definitive Agreements and the establishment of the JV Company.

15.	Confidentiality	1.	Any information supplied or communicated by one Party to another Party (such receiving Party, hereinafter referred to as the “Recipient Party”) in connection with the JV Company or the business to be conducted, including all financial, commercial, technical, or sales data (including future plans and targets) (herein after referred to as “Confidential Information”) shall be regarded as confidential and shall not, without the prior written approval of the disclosing Party, be published or disclosed, or made use of except to the extent necessary for the purpose of evaluating the Investment Structure and incorporating the JV Company.

		2.	Without prejudice to the foregoing, the Recipient Party may only release information to a third party (hereinafter referred to the “Authorized Recipient”) only to the extent necessary for the performance by that Party of its obligations in connection with the JV Company (including its auditors, consultants, legal advisors) or as a result of compliance to any laws or regulations to which a Party may be subject to. The actions or negligence of the Authorized Recipient will be deemed the actions of the Recipient Party with respect to the Confidential Information, and any unauthorized use or disclosure of the Confidential Information will constitute a material breach of this provision.

16.	Cost	Each of the Parties shall bear its own legal, accountancy, and other costs, charges, and expenses in connection with the preparation, negotiation, execution, and performance of this Term Sheet and the Definitive Agreements.

17.	Ownership of Intellectual Property	1.	Each Party shall remain the sole owner of its intellectual property.

		2.	The Definitive Agreements shall further define the obligations of the Parties for the protection and management of such rights.

18.	Force Majeure	Neither Party bears responsibility due to delays or failure to fulfil any conditions or provisions under this Term Sheet due to hacked content, platform disruption of service, an act of God, war, pandemic, natural disaster, civil disturbance, or any statute, regulation, court order, or any other circumstances beyond the reasonable control of the affected Party. The Party facing the force majeure event must inform the other Party of the force majeure event and notify the other Party of a period not to exceed thirty (30) days from the date of the occurrence of the force majeure event, and each Party shall make reasonable efforts to minimize the effects of the force majeure event.

19.	Compliance	The Parties hereby agree to comply with the Companies Law issued by Royal Decree No. (M/132) dated 01/12/1443H and its implementing regulations issued by Ministerial Decree No. (284) dated 23/06/1444H, this Term Sheet, the Definitive Agreements and any other agreement referred to in the Term Sheet.

20.	Interpretation, Applicable Law and Dispute Resolution	1.	This Term Sheet and the Definitive Agreements will be interpreted under and governed by the laws and regulations of the Kingdom of Saudi Arabia (or such other law as the parties may mutually agree) without regard to principles of conflict of laws and shall be interpreted as if drafted and proposed equally by all Parties.

		2.	In the event of any dispute with regards to this Term Sheet, both Parties will endeavor to resolve their indifferences amicably to the best of their ability. If both Parties are not able to reach a solution amicably within ten (10) days.

21.	Governing Law	1.	An internal dispute resolution mechanism shall be built into the Definitive Agreements to address deadlock or other disagreements among the Board members or shareholders.

		2.	Any dispute which cannot be resolved through the internal dispute mechanism or otherwise arising out of or in connection with this Term Sheet or any of the Definitive Agreements, including any queries regarding the interpretation, scope, existence, validity, or termination thereof, shall be settled by final and binding arbitration pursuant to the rules of the Singapore International Arbitration Commission (SIAC).

		3.	The number of arbitrators shall be three (3) arbitrators, in which each party will appoint one (1) arbitrator and the third arbitrator to be appointed by the arbitrators appointed by the Parties.

		4.	The language of the arbitration shall be the English language. The seat, or legal place, of arbitration shall be Singapore.

Signatures

IN WITNESS, WHEREOF, the Parties have executed this Term Sheet as of the date first stated above

HOTEL101 GLOBAL PTE. LTD.

/s/ Marriana H. Yulo
Marriana H. Yulo
CEO

HORIZON BUSINESS SOLUTIONS

/s/ Abdulrahman Sharbatly
Abdulrahman Sharbatly
CEO